PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806 Dated December 27, 2012
Royal Bank of Canada Trigger Performance Securities $8,098,830 Securities Linked to the EURO STOXX 50® Index due on December 31, 2015
Investment Description
Trigger Performance Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the EURO STOXX 50® Index (the “Index”). If the Index Return is positive, Royal Bank of Canada will repay you your principal amount at maturity plus a return equal to the Index Return multiplied by the Participation Rate of 140%.  If the Index Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, Royal Bank of Canada will repay the full principal amount at maturity. However, if the Final Level is less than the Trigger Level, Royal Bank of Canada will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return.

Investing in the Securities involves significant risks.  The Securities do not pay interest.  You may lose some or all of your principal amount.  The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada and is not, either directly or indirectly, an obligation of any third party. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features	Key Dates
❑         Participation in Positive Index Returns: If the Index Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus a return equal to the Index Return multiplied by the Participation Rate. If the Final Level is less than the Trigger Level, investors will be exposed to the negative Index Return at maturity.

❑         Contingent Repayment of Principal at Maturity: If the Index Return is equal to or less than zero and the Final Level is not less than the Trigger Level, Royal Bank of Canada will repay the principal amount at maturity. However, if the Final Level is less than the Trigger Level, Royal Bank of Canada will pay less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                  December 27, 2012
Settlement Date                       December 31, 2012
Final Valuation Date1           December 24, 2015
Maturity Date1                           December 31, 2015
1      Subject to postponement in the event of a market disruption event as described under “Additional Terms of the Securities – Market Disruption Events” beginning on page 10 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
These final terms relate to Securities linked to the performance of the EURO STOXX 50® Index.  The Securities are offered at a minimum investment of 100 Securities at the price to public described below, and integral multiples of $10.00 thereafter.

Index	Participation Rate	Initial Level	Trigger Level	CUSIP	ISIN
EURO STOXX 50® Index (SX5E)	140%	2,659.95	1,728.97, which is 65% of the Initial Level, rounded to two decimal places	78008W651	US78008W6518
See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement.  The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities to Brokerage Accounts	Total	Per Security	Total	Per Security	Total	Per Security
EURO STOXX 50® Index	$3,760,060	$10.00	$94,001.50	$0.25	$3,666,058.50	$9.75
	Price to Public(1)(3)		Fees and Commissions(3)		Proceeds to Us
Offering of Securities to Fee-Based Advisory Accounts	Total	Per Security	Total	Per Security	Total	Per Security
EURO STOXX 50® Index	$4,230,300.75	$9.75	$0.00	$0.00	$4,230,300.75	$9.75

(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” on page 18 of this pricing supplement.

(2) UBS Financial Services Inc., which we refer to as “UBS,” will receive a commission of $0.25 per $10 principal amount of Securities.
(3)  With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.75 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page 18 of this pricing supplement.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of your entire investment and are willing to make an investment that may have the same downside market risk as the Index.

♦    You believe that the Index will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Participation Rate of 140%.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Index.

♦    You are willing to hold the Securities to maturity, a term of approximately three years.

♦    You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦    You do not seek current income from this investment and are willing to forgo dividends paid on the stocks included in the Index.

♦    You seek an investment with exposure to companies in the Eurozone.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦        You believe that the level of the Index will decline during the term of the Securities.

♦        You seek an investment that is designed to provide a full return of principal at maturity.

♦        You cannot tolerate a loss of your entire investment, and you are not willing to make an investment that may have the same downside market risk as the Index.

♦        You are unwilling to invest in the Securities based on the Participation Rate of 140%.

♦        You are unable or unwilling to hold the Securities to maturity, a term of approximately three years, or you seek an investment for which there will be an active secondary market.

♦        You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦        You do not seek an investment with exposure to companies in the Eurozone.

♦        You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦        You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Index.

♦        You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

THE SUITABILITY CONSIDERATIONS IDENTIFIED ABOVE ARE NOT EXHAUSTIVE. WHETHER OR NOT THE SECURITIES ARE A SUITABLE INVESTMENT FOR YOU WILL DEPEND ON YOUR INDIVIDUAL CIRCUMSTANCES, AND YOU SHOULD REACH AN INVESTMENT DECISION ONLY AFTER YOU AND YOUR INVESTMENT, LEGAL, TAX, ACCOUNTING, AND OTHER ADVISERS HAVE CAREFULLY CONSIDERED THE SUITABILITY OF AN INVESTMENT IN THE SECURITIES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. YOU SHOULD ALSO REVIEW CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT FOR RISKS RELATED TO AN INVESTMENT IN THE SECURITIES.

Final Terms of the Securities
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security for brokerage account holders; $9.75 per Security for advisory account holders (both subject to a minimum purchase of 100 Securities)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	Approximately three years
Index:	EURO STOXX 50® Index (Bloomberg Symbol: SX5E)
Participation Rate:	140%
Payment at Maturity (per Security):
If the Index Return is positive, Royal Bank of Canada will pay you a cash payment on the Maturity Date equal to:

$10 + ($10 x Index Return x Participation Rate)

If the Index Return is zero or negative and the Final Level is greater than or equal to the Trigger Level, Royal Bank of Canada will pay you a cash payment on the Maturity Date equal to your principal amount, or $10 per Security.

If the Index Return is negative and the Final Level is less than Trigger Level, Royal Bank of Canada will pay you an amount that is less than your principal amount, if anything, resulting in a loss of the principal amount that is proportionate to the negative Index Return.  In this case, the payment will be equal to:

Accordingly, you may lose some or all of your principal at maturity, depending on how much the Index declines.

Trigger Level:	1,728.97, which is 65% of the Initial Level, rounded to two decimal places
Index Return:	Final Level – Initial Level Initial Level
Initial Level:	2,659.95, which was the closing level of the Index on the Trade Date.
Final Level:	The closing level of the Index on the Final Valuation Date.
Closing Level:	The official closing level of the Index or any successor index, as described in more detail below.
Investment Timeline
Trade Date:	The Initial Level and Trigger Level were determined and the Participation Rate was set.

Maturity Date
The Final Level and the Index Return are determined on the Final Valuation Date.

If the Index Return is positive, Royal Bank of Canada will pay you a cash payment on the Maturity Date that provides you with the $10 principal amount plus a return equal to the product of (i) the principal amount multiplied by (ii) the Index Return multiplied by the Participation Rate, calculated as follows:

$10 + ($10 × Index Return × Participation Rate)

If the Index Return is zero or negative and the Final Level is greater than or equal to the Trigger Level, Royal Bank of Canada will pay you a cash payment on the Maturity Date equal to your principal amount, or $10 per Security.

If the Index Return is negative and the Final Level is less than Trigger Level, Royal Bank of Canada will pay you an amount on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of the principal amount that is proportionate to the negative Index Return. The payment will be equal to:

Under these circumstances, you will lose a significant portion, and could lose all, of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Risk Factors
An investment in the Securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

♦
Your investment may result in a loss of your entire principal amount. The Securities do not guarantee a full repayment of principal at maturity. The payment at maturity on the Securities will depend on the Index Return based on the Final Level relative to the Initial Level.  The amount of cash you receive at maturity may be less than the principal amount of the Securities. If the Final Level is below the Trigger Level, the amount that you will receive at maturity  will be less than the principal amount of each Security by an amount proportionate to the decline in the level of the Index.  Accordingly, you may lose your entire principal amount.

♦
The contingent repayment of principal applies only if you hold the Securities to maturity. You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Index level is above the Trigger Level.

♦
The Participation Rate applies only if you hold the Securities to maturity. You should be willing to hold your Securities to maturity.  If you are able to sell your Securities in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Index Return, even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦	You will not receive interest payments on the Securities. You will not receive any periodic interest payments on the Securities or any interest payment at maturity.

♦
Your return may be lower than the return on a standard debt security of comparable maturity. The return that you will receive on your Securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior debt securities, the Securities do not guarantee the return of the full principal amount at maturity and you may lose up to your entire investment if the Final Level is below the Trigger Level.

♦
Credit risk of Royal Bank of Canada. The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
There may not be an active trading market for the Securities. The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell the Securities to any party prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities and from the amount expected at maturity from the Issuer, even in cases where the Index has appreciated since the Trade Date.  The potential returns described in this pricing supplement assume that your Securities, which are not designed to be short-term trading instruments, are held to maturity.

♦
The payment at maturity is not linked to the level of the Index at any time other than on the Final Valuation Date. The payment at maturity will be based on the Final Level (subject to adjustments as described below). Therefore, for example, if the closing levels of the Index decreased precipitously on the Final Valuation Date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the closing levels of the Index prior to that decrease.  Although the actual level of the Index at maturity or at other times during the term of the Securities may be higher than the Initial Level, you will not benefit from the closing levels of the Index at any time other than on the Final Valuation Date.

♦
An investment in the Securities is subject to market risk. The return on the Securities is linked to the performance of the Index and indirectly linked to the value of the stocks comprising the Index (“Index Components”), and will depend on whether, and the extent to which, the Index Return is positive or negative. The levels of the Index can rise or fall sharply due to factors specific to the Index Components, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the Index Return is negative.

♦
The Index Return will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the Index Components are traded in a foreign currency and the Securities are denominated in U.S. Dollars. The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the Index Components are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
Non-U.S. securities markets risks. Because foreign companies or foreign equity securities held by the Index may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Specifically, the stocks included in the Index are issued by companies located within the Eurozone, which is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the Index and, consequently, on the value of the Securities.

♦
Owning the Securities is not the same as owning the Index Components. Owning the Securities is not the same as owning the Index Components. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Components would have.

♦
Many factors affect the market value of the Securities.  The market value of the Securities prior to maturity will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the Securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the Securities caused by another factor. For example, a change in the volatility of the Index may offset some or all of any increase in the market value of the Securities attributable to another factor, such as an increase in the level of the Index. In addition, a change in interest rates may offset other factors that would otherwise change the level of the Index, and therefore, may change the market value of the Securities. We expect that the market value of the Securities will depend substantially on the amount, if any, by which the level of the Index at any time during the term of the Securities exceeds or does not exceed the Initial Level. If you choose to sell your Securities prior to maturity when the level of the Index exceeds the Initial Level, you may receive substantially less than the amount expected to be paid at maturity. We believe that other factors that may also influence the value of the Securities include:

♦	the volatility (frequency and magnitude of changes in the level) of the Index and, in particular, market expectations regarding the volatility of the Index;

♦	interest rates in the U.S. market;

♦	the dividend yields of the Index Components;

♦	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

♦	changes that affect the Index, such as additions, deletions or substitutions;

♦	the time remaining to maturity; and

♦	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the Index Components.

♦
The Securities will be debt obligations of Royal Bank of Canada.  No other company, entity or governmental agency will be responsible for payments under the Securities.  The Securities will not be guaranteed by any other company or entity and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or other jurisdiction.  No other entity, company or governmental agency will be responsible for payments under the Securities or liable to holders of the Securities in the event Royal Bank of Canada defaults under the Securities.  Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the Securities.  Consequently, actual or anticipated declines in our credit ratings may affect the value of the Securities.

♦
Changes that affect the Index will affect the market value of the Securities and the payments on the Securities.  The policies of STOXX Limited (“STOXX” or the “Index Sponsor”) concerning the calculation of the Index, additions, deletions or substitutions of the stocks underlying the Index and the manner in which changes affecting the issuers of those stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index could affect the level of the Index, the maturity payment amount, and the market value of the Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the level of the Index is not available on any the Final Valuation Date because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the Index — and thus the maturity payment amount — in its sole discretion.

♦
We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor.  We have no affiliation with the Index Sponsor and the Index Sponsor will not be involved in the offering of the Securities. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would affect the composition of the Index, and therefore, the level of the Index. The Index Sponsor has no obligation of any sort with respect to the Securities. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

♦
Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the Securities. The trading prices of the Index Components will determine the Index level at any given time. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the Index Components will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Components.

♦
Hedging transactions may affect the return on the Securities.  As described below under “Use of Proceeds and Hedging” on page 18, we, through one or more hedging counterparties, may hedge our obligations under the Securities by purchasing Index Components, futures or options on the Index or Index Components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the level of the Index or trading prices of Index Components, and may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of Index Components and/or the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the Securities declines.

♦
Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity. While the payment at maturity on the Securities is based on the full principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and, for brokerage account holders, the issue price also includes the agents’ commission. As a result, the price, if any, at which RBCCM or any of our other affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
Potential conflicts of interest could arise.   We, RBCCM, UBS, and our respective affiliates may engage in trading activities related to the Index or the stocks underlying the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests we, RBCCM, UBS and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the Securities.

We, RBCCM, UBS and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the stocks underlying the Index. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, RBCCM, UBS and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agents may publish research reports about these companies. Neither we nor the agents make any representation to any purchasers of the Securities regarding any matters whatsoever relating to the issuers of the stocks underlying the Index. Any prospective purchaser of the Securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the Securities.  The offering of the Securities does not reflect any investment or sell recommendations as to the Index or the securities underlying the Index by us, RBCCM, UBS or our respective affiliates.

♦
Potentially inconsistent research, opinions or recommendations by RBCCM, UBS or our respective affiliates. We, RBCCM, UBS, or our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and that may be revised at any time. Any such research, opinions or recommendations could affect the level of the Index or the prices of the stocks included in the Index, and therefore, the market value of the Securities.

♦
The calculation agent may postpone the Final Valuation Date and, therefore, determination of the closing level of the Index on that date, and the Maturity Date, if a market disruption event occurs.  The Final Valuation Date and, therefore, determination of the closing level of the Index on that date may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Index on that date. As a result, the Maturity Date of the Securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the level of the Index after the original Final Valuation Date. See “Additional Terms of the Securities — Postponement of the Final Valuation Date.”

♦
There are potential conflicts of interest between you and the calculation agent.  The calculation agent will, among other things, determine the amount of your payment at maturity on the Securities.  Our wholly-owned subsidiary, RBCCM, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event occurs.  Since this determination by the calculation agent may affect he payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

♦
Significant aspects of the U.S. federal income tax treatment of the Securities may be uncertain. The tax treatment of the Securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Securities even though that holder will not receive any payments with respect to the Securities until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis. Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the Securities, please read the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Hypothetical Examples
The examples and table below illustrate the payment at maturity for a $10.00 Security based on the following terms (numbers in the examples below have been rounded for ease of analysis):

The examples and table are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level. You should not take these examples and the table as an indication or assurance of the expected performance of the Index.

Principal Amount:	$10.00
Term:	Approximately three years
Initial Level:	2,659.95
Trigger Level:	1,728.97 (65% of the Initial Level)
Participation Rate:	140%

Example 1— The level of the Index increases from the Initial Level of 2,659.95 to a Final Level of 2,925.95. The Index Return is greater than zero and expressed as a formula:

Index Return = (2,925.95 - 2,659.95) / 2,659.95 = 10.00%

Payment at Maturity = $10 + [$10 × (10.00% × 140%)] = $11.40

Because the Index Return is equal to 10.00%, the payment at maturity is equal to $11.40 per $10.00 principal amount of Securities.

Example 2— The level of the Index decreases from the Initial Level of 2,659.95 to a Final Level of 1,861.97.  The Index Return is negative and expressed as a formula:

Index Return = (1,861.97 - 2,659.95) / 2,659.95 = -30.00%

Payment at Maturity = $10.00

Because the Index Return is less than zero, but the Final Level is greater than or equal to the Trigger Level, Royal Bank of Canada will pay you a payment at maturity equal to $10.00 per $10.00 principal amount of Securities.

Example 3— The level of the Index decreases from the Initial Level of 2,659.95 to a Final Level of 1,063.98. The Index Return is negative and expressed as a formula:

Index Return = (1,063.98 - 2,659.95) / 2,659.95 = -60.00%

Payment at Maturity = $10 + ($10 × -60.00%) = $4.00

Because the Index Return is less than zero and the Final Level is below the Trigger Level, the Securities will be fully exposed to any decline in the level of the Index from the Trade Date to the Final Valuation Date.  Therefore, the payment at maturity is equal to $4.00 per $10.00 principal amount of Securities.

If the Final Level is below the Trigger Level, the Securities will be fully exposed to any decline in the Index, and you will lose some or all of your principal amount at maturity.

Hypothetical Return Table at Maturity
The table below is based on the following terms:

Term:	Approximately three years
Initial Level:	2,659.95
Trigger Level:	1,728.97 (65% of the Initial Level)
Participation Rate	140%

Performance of the Index*		Performance of the Securities
Final Level	Index Return	Participation Rate	Return on Securities per $10.00 Issue Price at Maturity**	Return on Securities per $9.75 Issue Price at Maturity***	Payment at Maturity per Security
5,319.90	100.00%	140.00%	140.00%	146.15%	$24.00
5,053.91	90.00%	140.00%	126.00%	131.79%	$22.60
4,787.91	80.00%	140.00%	112.00%	117.44%	$21.20
4,521.92	70.00%	140.00%	98.00%	103.08%	$19.80
4,255.92	60.00%	140.00%	84.00%	88.72%	$18.40
3,989.93	50.00%	140.00%	70.00%	74.36%	$17.00
3,723.93	40.00%	140.00%	56.00%	60.00%	$15.60
3,457.94	30.00%	140.00%	42.00%	45.64%	$14.20
3,191.94	20.00%	140.00%	28.00%	31.28%	$12.80
2,925.95	10.00%	140.00%	14.00%	16.92%	$11.40
2,659.95	0.00%	N/A	0.00%	2.56%	$10.00
2,393.96	-10.00%	N/A	0.00%	2.56%	$10.00
2,127.96	-20.00%	N/A	0.00%	2.56%	$10.00
1,861.97	-30.00%	N/A	0.00%	2.56%	$10.00
1,728.97	-35.00%	N/A	0.00%	2.56%	$10.00
1,595.97	-40.00%	N/A	-40.00%	-38.46%	$6.00
1,329.98	-50.00%	N/A	-50.00%	-48.72%	$5.00
1,063.98	-60.00%	N/A	-60.00%	-58.97%	$4.00
797.99	-70.00%	N/A	-70.00%	-69.23%	$3.00
531.99	-80.00%	N/A	-80.00%	-79.49%	$2.00
266.00	-90.00%	N/A	-90.00%	-89.74%	$1.00
0.00	-100.00%	N/A	-100.00%	-100.00%	$0.00
*. The level of the Index excludes dividend payments on the stocks included in the Index.
** The “return”is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount of Securities to the purchase price of $10 per Security for all brokerage account holders.
*** The “return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount of Securities to the purchase price of $9.75 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page 18 of this pricing supplement.

Additional Terms of the Securities
Specified Currency:	U.S. dollars
Aggregate Principal Amount:	$8,098,830
Agents:	RBCCM and UBS
Trade Date:	December 27, 2012
Settlement Date:	December 31, 2012
Final Valuation Date:	December 24, 2015, subject to postponement for non-trading days or market disruption events as described below under “―Postponement of the Final Valuation Date.”
Maturity Date:	December 31, 2015, subject to postponement as described below.
Closing Level of the Index:
The official closing level of the Index or any successor index (as defined under “—Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor or any successor index sponsor at the regular weekday close of trading on the applicable trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “—Discontinuation of/Adjustments to the Index” below.

Postponement of the Final Valuation Date:
If the Final Valuation Date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the Final Valuation Date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the Final Valuation Date be postponed by more than five trading days. If the Final Valuation Date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the calculation agent may determine, in its good faith and reasonable judgment, what the closing level of the Index would have been in the absence of the market disruption event. If the Final Valuation Date is postponed, then the Maturity Date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market Disruption Events:
With respect to the Index and any relevant successor index, a “market disruption event” means:

♦     a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

♦     a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

♦     a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

♦     a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

♦     a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) will be based on a comparison of:

♦     the portion of the level of the Index (or the relevant successor index) attributable to that security relative to

♦     the overall level of the Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to the Index (or the relevant successor index) has occurred:

♦     a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);

♦     limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

♦     a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of

♦     a price change exceeding limits set by such exchange or market,

♦     an imbalance of orders relating to such contracts, or

♦     a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

♦     a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or such successor index, as applicable.

Discontinuation of/Adjustments to the Index:
If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the closing level of the Index on the Final Valuation Date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Securities.

If the Index Sponsor discontinues publication of the Index prior to, and that discontinuation is continuing on the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, any Valuation Date, then the calculation agent will determine the closing level of the Index for that date.  The closing level of the Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Index or successor index, as applicable.  Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the Index with reference to the Index or such successor index, as adjusted.  Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent:
RBCCM will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the Securities.

Trustee:	The Bank of New York Mellon (formerly known as The Bank of New York)
Business Day:
For purposes of the Securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined above) for securities underlying the Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Additional Amounts:
We will pay any amounts to be paid by us on the Securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)           with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)           which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Securities, the holding of Securities or the receipt of payments thereunder;

(iii)           which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

(a)     the due date for payment thereof, or

(b)     if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Securities in accordance with the Indenture; or

(iv)           who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of Securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Authorized Denominations:	$10.00 and integral multiples of $10.00 in excess thereof.
Form of Securities:	Book-entry
Listing:	The Securities will not be listed on any securities exchange.
Events of Default and Acceleration:
If the maturity of the Securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the maturity payment amount calculated as if the date of declaration of acceleration were the Final Valuation Date.

Tax Considerations
Supplemental Discussion of Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a Security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the issuer of any of the component stocks underlying the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code. If the issuer of one or more such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount that a holder receives at such time and the holder’s tax basis in the Securities.  In general, a U.S. holder’s tax basis in the Securities will be equal to the price the holder paid for the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Securities, and the Internal Revenue Service might assert that the Securities should be treated, as a single debt instrument.  As the Securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the Securities are so treated, a holder would generally be required to accrue interest currently over the term of the Securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale or maturity of the Securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Securities, and thereafter, would be capital loss.
If the Index periodically rebalances, it is possible that the Securities could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the Securities were properly characterized in such a manner, a holder would be treated as disposing of the Securities on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the Securities (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Securities on such date.

Because of the absence of authority regarding the appropriate tax characterization of the Securities, it is also possible that the Internal Revenue Service could seek to characterize the Securities in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this terms prospectus supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Securities.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act was enacted on March 18, 2010 that will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements will generally apply to payments made after December 31, 2013. However, if proposed U.S. Treasury Department regulations are finalized in their current form, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

The EURO STOXX 50® Index
We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index Sponsor discontinuing publication of the Index are discussed in the section above entitled “Additional Terms of the Securities—Discontinuation of/Adjustments to the Index.” None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index was created by STOXX, a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the Index began in February 1998, based on an initial Index level of 1,000 at December 31, 1991. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the Index.

Composition and Maintenance. The Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.  Set forth below are the country weightings and market sector weightings of the securities included in the Index as of November 30, 2012:

Country Weightings		Sector Weightings

France	35.5%	Banks	15.0%

Germany	32.2%	Chemicals	9.8%

Spain	12.0%	Oil & Gas	9.6%

Italy	8.0%	Insurance	8.8%

Netherlands	7.1%	Food & Beverage	8.2%

Belgium	3.3%	Industrial Goods & Services	7.5%

Ireland	0.7%	Utilities	6.6%

Luxembourg	0.7%	Health Care	6.4%

Finland	0.6%	Technology	5.4%

		Automobiles & Parts	5.4%

		Telecommunications	5.3%

		Personal & Household Goods	4.0%

		Construction & Materials	2.7%

		Retail	2.2%

		Media	1.4%

		Real Estate	1.1%

		Basic Resources	0.7%

The composition of the Index is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the Index are made to ensure that the Index includes the 50 market sector leaders from within the Index.

The free float factors for each component stock used to calculate the Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the Index composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Calculation of the Index. The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the Index value can be expressed as follows:

Index =	Free float market capitalization of the index	x 1,000
Adjusted base date market capitalization of the index

The “free float market capitalization of the Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the Index is being calculated.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of the Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the Index) in connection with certain securities, including the Securities offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the Index and the related trademarks for use in connection with the Securities.  STOXX does not:

•	sponsor, endorse, sell, or promote the Securities;

•	recommend that any person invest in the Securities offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Securities;

•	have any responsibility or liability for the administration, management, or marketing of the Securities; or

•	consider the needs of the Securities or the holders of the Securities in determining, composing, or calculating the Index, or have any obligation to do so.

STOXX will not have any liability in connection with the Securities.  Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the Securities, the holders of the Securities or any other person in connection with the use of the Index and the data included in the Index;

•	the accuracy or completeness of the Index and its data;

•	the merchantability and the fitness for a particular purpose or use of the Index and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the Index or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Securities or any other third parties.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Historical Closing Levels of the Index

Since its inception, the level of the Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Index during any period shown below is not an indication that the closing level of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical levels of the Index do not give an indication of future performance of the Index. We cannot make any assurance that the future performance of the Index or the trading prices of the stocks underlying the Index will result in holders of the Securities receiving a positive total return on their investment. In addition, holders of the Securities may lose their entire investment.

We obtained the closing levels of the Index listed below from Bloomberg Financial Markets without independent verification. The actual levels of the Index at or near maturity of the Securities may bear little relation to the historical levels shown below.

The following table sets forth the published quarterly high, low and quarter end closing level of the Index for the period from January 1, 2007 through December 27, 2012. This historical data on the Index is not indicative of the future level of the Index or what the market value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Securities.

High, Low and Period-End Closing Levels of the Index

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index

1/1/2007	3/30/2007	4,272.32	3,906.15	4,181.03
4/1/2007	6/29/2007	4,556.97	4,189.55	4,489.77
7/1/2007	9/28/2007	4,557.57	4,062.33	4,381.71
10/1/2007	12/31/2007	4,489.79	4,195.58	4,399.72

1/1/2008	3/31/2008	4,339.23	3,431.82	3,628.06
4/1/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/1/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/1/2008	12/31/2008	3,113.82	2,165.91	2,447.62

1/1/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,964.96

1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,792.82

1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/30/2011	2,476.92	2,090.25	2,316.55

1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/27/2012*	2,668.23	2,427.32	2,659.95

*As of the date of this pricing supplement, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through December 27, 2012.  Accordingly, the “High Closing Level” “Low Closing Level” and “Quarter/Period – End Closing Level” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes UBS’s commissions paid with respect to the Securities and the estimated cost of hedging our obligations under the Securities.

The original issue price of the Securities will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

In anticipation of the sale of the Securities, we have entered into hedging transactions with one or more of our affiliates, or with one or more of the agents or their affiliates, involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter derivative instruments linked to the Index prior to or on the Trade Date.  From time to time, we, the agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, the agents, and our respective affiliates may:

♦     acquire or dispose of investments relating to the Index;

♦     acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Index or the price of the Index components; or

♦     any combination of the above two.

We, the agents, and our respective affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, the agents, and our respective affiliates may close out our or their hedges on or before the Final Valuation Date.  That step may involve sales or purchases of the components of the Index or over-the-counter derivative instruments linked to the Index.

Supplemental Plan of Distribution
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of this pricing supplement.

The price to the public for all purchases of the Securities in brokerage accounts is $10.00 per Security. UBS may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities to such brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.75 per Security and will not receive a sales commission with respect to such sales.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” above.

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Royal Bank of Canada and RBCCM, as agent, UBS (an “agent”) and certain other agents that may be party to the Distribution Agreement, as amended or supplemented, from time to time, acting as principal for their own accounts, have agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover page of this pricing supplement.  Each such agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. After the initial offering of the Securities, the agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of RBCCM.  The underwriting arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate.  In accordance with FINRA Rule 5121, RBCCM may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No action has been or will be taken by us, RBCCM or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement, or the accompanying prospectus supplement, prospectus, other than in the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement, or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement, and the accompanying prospectus supplement, and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Employee Retirement Income Security Act
The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing the Securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(lb)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the Securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Securities and the transactions contemplated with respect to the Securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Securities, you should consult your legal counsel.

Terms Incorporated in Master Note
The terms appearing above under the captions “Final Terms of the Securities” and “Additional Terms of the Securities” will be incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.